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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]

Contacts:
MEDIA RELATIONS                                   INVESTOR RELATIONS
Jon Siegal                                        John McManus
Ronald Trahan Associates (RTA) Inc.               NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                           (949) 788-6700

                  NEOTHERAPEUTICS' RAISES $3.5 MILLION THROUGH
                    EQUITY PLACEMENT WITH AMRO INTERNATIONAL

             FUNDS TO BE USED TO FURTHER THE CLINICAL DEVELOPMENT OF
           NEOTROFIN(TM) FOR ALZHEIMER'S DISEASE, PARKINSON'S DISEASE
                             AND SPINAL CORD INJURY

         IRVINE, Calif., Feb. 15, 2001 -- NeoTherapeutics, Inc. (NASDAQ: NEOT; NEOTW) announced today that it raised $3.5 million in a transaction that closed last week through the placement of approximately 1.6 million shares of common stock with Amro International, an international banking institution. The financing involved the sale of common stock at a 15 percent discount to the market price with no reset provisions, no warrants attached and no fees.

         "This transaction is consistent with our strategy to pursue straight equity transactions and to expand our investor base going forward," stated Samuel Gulko, Senior Vice President, Finance and Chief Financial Officer of NeoTherapeutics. "Amro International is a well-regarded institutional investor, and we are pleased to now count them among our shareholders. This financing increases our cash reserves in anticipation of our upcoming clinical trials in Alzheimer's disease, Parkinson's disease and spinal cord injury. As we achieve additional milestones over the remainder of this year, we will consider additional financing consistent with our new strategy."

         The proceeds from this financing supplement the approximately $11 million in cash and equivalents as of December 31, 2000. In January 2001, the Company's burn rate was reduced to approximately $1.7 million per month. This rate is expected to increase after the clinical trials in Alzheimer's disease, Parkinson's disease and spinal cord injury begin. Shares outstanding, including the shares issued in this financing, now stand at approximately 16 million.

         NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of drugs for unmet medical needs. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and spinal cord injury. In a phase 2 clinical study, patients treated with 500 and 1000 mg doses of Neotrofin experienced statistically significant improvement in memory, attention and judgement. These behavioral improvements were consistent with changes in brain metabolism seen using Positron Emission Tomography scanning and changes in brain waves measured by electroencephalography. Research has shown that Neotrofin produces increased proliferation of brain stem cells in adult mice within 24 hours of a single dose. Studies are currently under way to demonstrate whether Neotrofin causes these new stem cells to mature into new neurons. Regeneration of the nervous system after disease or injury would require re-population by new neurons and Neotrofin's stimulation of brain stem cells may be provide one method for re-population. NEOGENE TECHNOLOGIES, Inc., a subsidiary of NeoTherapeutics, is engaged in functional genomics research. NEOONCORX, Inc., another NeoTherapeutics' subsidiary, is engaged in the development of anticancer drugs. NeoOncoRx's lead drug, Neoquin(TM) will shortly begin a phase 2 clinical study in patients with bladder cancer. For additional Company information, visit NeoTherapeutics' web site at www.neotherapeutics.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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